Emergent Capital, Inc. Announces Second Quarter 2016 Results

Boca Raton, Fla., August 3, 2016 – Emergent Capital, Inc. (NYSE: EMG) ("Emergent" or the "Company"), today announced its financial results for the three and six month periods ended June 30, 2016.
Three Months Ended June 30, 2016
Total income from continuing operations was a loss of $15.8 million for the three month period ended June 30, 2016 compared to income of $28.0 million for the same period in 2015. The loss was impacted by the adoption of the U.S. Society of Actuaries 2015 Valuation Basic Table ("2015 VBT") which reduced the fair value of the Company's life settlements by approximately $17.6 million, due to a change in estimated probabilistic cash flows. This reduction was offset by a gain of approximately $7.1 million due to lower discount rates.
The following table provides a summary of the components of income from the Company's life settlements.

	Three Months Ended June 30, 2016	Three Months Ended June 30, 2015
Change in estimated probabilistic cash flows	$17,789	$19,624
Premiums paid during period	(17,683)	(15,889)
2015 VBT Adoption	(17,638)	—
Change in life expectancy evaluation	(8,177)	(3,350)
Change in discount rates	7,149	508
Unrealized gain on acquisitions	262	975
Realized gain on maturities	2,485	26,134
Change in fair value of life settlements	$(15,813)	$28,002

Total expenses from continuing operations resulted in income of $6.0 million for the three month period ended June 30, 2016 compared to $27.4 million in expenses for the same period in 2015. The change in total expenses for the quarter is primarily due to the adoption of the 2015 VBT, which resulted in a $15.7 million reduction for the change in the fair value of the White Eagle and Red Falcon Revolving Credit Facilities (together the "Revolving Credit Facilities".) The adoption of the 2015 VBT resulted in an expected increase in borrowings. The net impact of the adoption of the 2015 VBT was a loss of approximately $1.9 million for the three month period ended June 30, 2016.
The Company reported a net loss from continuing operations of $9.8 million, or $(0.36) per diluted share for the three month period ended June 30, 2016, compared to net income of $1.0 million, or $0.04 per diluted share for the same period in 2015.

Six Months Ended June 30, 2016
Total income from continuing operations for the six month period ended June 30, 2016 was a loss of $7.3 million compared to total income of $41.0 million during the same period in 2015. The loss is primarily due to the adoption of the 2015 VBT, which reduced the fair value of the Company's life settlements by $17.6 million. This reduction was offset by a gain of approximately $7.1 million due to lower discount rates. Also, the total dollar amount of maturities during the six month period ended June 30, 2016 was lower than it was for the same period in 2015.

	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Change in estimated probabilistic cash flows	$36,618	$40,716
Premiums paid during period	(34,336)	(31,417)
2015 VBT Adoption	(17,638)	—
Change in life expectancy evaluation	(10,244)	(14,442)
Change in discount rates	7,149	3,841
Unrealized gain on acquisitions	262	4,396
Realized gain on maturities	10,764	37,820
Change in fair value of life settlements	$(7,425)	$40,914

Total expenses from continuing operations were $9.9 million for the six month period ended June 30, 2016 compared to $46.5 million for the same period in 2015. The reduction was primarily associated with the adoption of the 2015 VBT which resulted in a $15.7 million reduction in the fair value of the Revolving Credit Facilities. Legal expenses also decreased by $3.4 million for the six month period ended June 30, 2016 as compared to the same period in 2015.
The Company reported a net loss from continuing operations of $17.2 million, or $(0.63) per fully diluted share, for the six month period ended June 30, 2016 compared to a net loss of $3.2 million, or $(0.15) per fully diluted share, for the same period in 2015. The net loss for the six month period ended June 30, 2015 includes an income tax benefit of $2.3 million. The Company did not recognize an income tax benefit during the six month period ended June 30, 2016.
Life Settlements Portfolio Highlights
On June 30, 2016, the estimated fair value of the Company’s 625 life insurance policies was $473.0 million compared to $461.9 million for 632 life insurance policies on December 31, 2015. The weighted average discount rate was 16.49% on June 30, 2016 compared to 17.02% on December 31, 2015. The aggregate face value of the Company's portfolio of life insurance policies was approximately $3.0 billion on June 30, 2016. During the quarter, two life insurance policies that served as collateral under the revolving credit facilities matured totaling $4.2 million.
Antony Mitchell, Chief Executive Officer of Emergent, commented: "As we announced earlier this week, in light of several inbound inquiries into the Company, the Board of Directors has formed a Special Committee and retained FBR to analyze the best path forward for the organization." Mr. Mitchell concluded, "The Special Committee will undertake a rigorous process to evaluate the current risks, opportunities and strategic alternatives presented to the Company."
As of June 30, 2016, the Company had cash and cash equivalents and certificates of deposit of $31.6 million and a Book Value per share of $7.31.

Conference Call
The Company will be hosting a conference call today at 5:00 pm ET. To join the call, please dial toll free (855) 656-0929, or from outside the U.S. (412) 317-6021. The conference call will also be broadcast live through a link on the Investor Relations section of the Company’s website at www.emergentcapital.com. Please visit the website at least 10 minutes prior to the call to register, download and install any necessary audio software.

About Emergent Capital, Inc.
Emergent (NYSE: EMG) is a specialty finance company that invests in life settlements. More information about Emergent can be found at www.emergentcapital.com.

Safe Harbor Statement
This press release may contain certain "forward-looking statements" relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements.

Company Contact:
David Sasso
Emergent Capital, Inc.
Senior Vice President, Corporate Development & Investor Relations
561.995.4300
IR@emergentcapital.com
www.emergentcapital.com

# # #

-SELECTED FINANCIAL TABLES FOLLOW-

Emergent Capital, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except share and per share data)
Income
Change in fair value of life settlements	(15,813)	28,002	(7,425)	40,914
Other income	27	32	93	101
Total income (loss)	(15,786)	28,034	(7,332)	41,015
Expenses
Interest expense	7,385	6,600	13,435	12,877
Change in fair value of Revolving Credit Facilities	(19,667)	13,552	(15,570)	17,692
Personnel costs	2,274	1,752	3,830	3,480
Legal fees	1,710	3,214	3,528	6,975
Professional fees	1,568	1,382	3,211	3,705
Insurance	194	312	438	658
Other selling, general and administrative expenses	525	578	1,017	1,086
Total expenses	(6,011)	27,390	9,889	46,473
Income (loss) from continuing operations before income taxes	(9,775)	644	(17,221)	(5,458)
Benefit for income taxes	—	(322)	—	(2,260)
Net income (loss) from continuing operations	$(9,775)	$966	$(17,221)	$(3,198)
Discontinued Operations:
Income (loss) from discontinued operations	(127)	(236)	(194)	(492)
Benefit for income taxes	—	(91)	—	(190)
Net income (loss) from discontinued operations	(127)	(145)	(194)	(302)
Net income (loss)	$(9,902)	$821	$(17,415)	$(3,500)
Basic and diluted income (loss) per share:
Continuing operations	$(0.36)	$0.04	$(0.63)	$(0.15)
Discontinued operations	$—	$—	$(0.01)	$(0.01)
Net income (loss)	$(0.36)	$0.04	$(0.64)	$(0.16)
Weighted average shares outstanding:
Basic	27,491,768	21,961,034	27,486,508	21,663,137
Diluted	27,491,768	21,964,904	27,486,508	21,663,137

Emergent Capital, Inc.
CONSOLIDATED BALANCE SHEETS

	June 30, 2016	December 31, 2015*
	(Unaudited)
	(In thousands except share data)
ASSETS
Assets
Cash and cash equivalents	$15,408	$12,946
Cash and cash equivalents (VIE)	8,648	7,395
Certificates of deposit	7,504	2,501
Prepaid expenses and other assets	1,632	1,017
Deposits - other	1,347	1,347
Deposits - other (VIE)	210	—
Life settlements, at estimated fair value	12,348	11,946
Life settlements, at estimated fair value (VIE)	460,698	449,979
Receivable for maturity of life settlements (VIE)	14,295	18,223
Fixed assets, net	279	322
Investment in affiliates	2,384	2,384
Total assets	$524,753	$508,060
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$3,212	$3,051
Accounts payable and accrued expenses (VIE)	458	419
Other liabilities	411	360
Interest payable - Convertible Notes	2,272	2,272
Convertible Notes, net of discount and deferred debt costs	58,570	56,812
Interest payable - Senior Secured Notes	200	—
Senior Secured Notes, net of discount and deferred debt costs	29,125	—
White Eagle Revolving Credit Facility, at estimated fair value (VIE)	172,361	169,131
Red Falcon Revolving Credit Facility, at estimated fair value (VIE)	55,082	55,658
Total liabilities	321,691	287,703
Commitments and Contingencies
Stockholders’ Equity
Common stock (par value $0.01 per share, 80,000,000 authorized at June 30, 2016 and December 31, 2015; 28,393,535 issued and 27,785,535 outstanding as of June 30, 2016; 28,130,508 issued and 27,522,508 outstanding as of December 31, 2015)	284	281
Preferred stock (par value $0.01 per share, 40,000,000 authorized; 0 issued and outstanding as of June 30, 2016 and December 31, 2015)	—	—
Treasury Stock, net of cost (608,000 shares as of June 30, 2016 and December 31, 2015)	(2,534)	(2,534)
Additional paid-in-capital	305,567	305,450
Accumulated deficit	(100,255)	(82,840)
Total stockholders’ equity	203,062	220,357
Total liabilities and stockholders’ equity	$524,753	$508,060
 *    Derived from audited consolidated financial statements.

Selected Operating Data (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Period Acquisitions — Policies Owned
Number of policies acquired	1	8	1	38
Average age of insured at acquisition	90.3	79.7	90.3	85.0
Average life expectancy — Calculated LE (Years)	2.3	7.2	2.3	5.4
Average death benefit	$690	$2,105	$690	$2,652
Aggregate purchase price	$16	$2,125	$16	$27,535
End of Period — Policies Owned
Number of policies owned	625	633	625	633
Average Life Expectancy — Calculated LE (Years)	9.4	10.2	9.4	10.2
Aggregate Death Benefit	$2,966,388	$2,982,416	$2,966,388	$2,982,416
Aggregate fair value	$473,046	$438,986	$473,046	$438,986
Monthly premium — average per policy	$10.3	$8.4	$10.3	$8.4
Period Maturities
Number of policies matured	2	7	8	12
Average age of insured at maturity	88.9	84.2	85.9	83.9
Average life expectancy - Calculated LE (Years)	3.7	6.7	5.1	7.5
Aggregate death benefit	$4,200	$36,580	$17,180	$49,768
Gains on maturity	$2,485	$26,134	$10,764	$37,820
Proceeds collected	$5,500	$6,187	$20,980	$19,187

Company Contact:

David Sasso
Emergent Capital, Inc.
Senior Vice President, Corporate Development & Investor Relations
561.995.4300
IR@emergentcapital.com
www.emergentcapital.com